UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2010

EMBASSY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-1449794	26-3339011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Gateway Drive, Suite 100 Bethlehem, PA	18017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 882-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant tor Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Non-employee Directors’ Compensation - 2011

On October 15, 2010, the Board of Directors of Embassy Bancorp, Inc. (the “Corporation”), the holding company of Embassy Bank for the Lehigh Valley (the “Bank”), approved a program intended to compensate its non-employee directors for service on the Board.  The program was adopted to be effective commencing with the 2011 fiscal year.

Pursuant to the program, each non-employee director of the Corporation will be entitled to receive annual compensation in the amount of $12,000 payable, at the election of the director, in shares of the Corporation’s common stock, par value $1.00 per share, or a combination of cash and Corporation common stock; provided, however, that the cash portion of any such election shall be limited to fifty percent (50%) of the total amount of the annual fee.  Corporation common stock issued in payment of the annual fee will be issued pursuant to the Embassy Bancorp, Inc. 2010 Stock Incentive Plan.

In order for a director to be eligible to receive the annual fee, a director must have attended at least seventy-five percent (75%) of all meetings of the Board of Directors and of the committee(s) on which he or she serves held during the subject year.  In the event that the director attends at least seventy-five percent (75%), but less than one hundred percent (100%), of all such meetings held during a subject year, the annual fee will be prorated accordingly.  For example, if a director attends eighty percent (80%) of all meetings of the Board and of the committee(s) on which he or she serves held in 2011, he or she will be entitled to receive an annual fee equal to eighty percent (80%) of $12,000, or $9,600. If a director attends seventy four percent (74%) of all such meetings held in 2011, he or she will not be entitled to receive an annual fee.

Non-employee directors of the Corporation and the Bank remain eligible to participate in the Embassy Bancorp, Inc. Option Plan and Embassy Bancorp, Inc. 2010 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBASSY BANCORP, INC.

Date: October 20, 2010	By: /s / Judith A. Hunsicker

Name: Judith A. Hunsicker
Title: Senior Executive Vice President Chief Operating and Financial Officer